Stronger balance sheet and liquidity due to the extended debt maturity profile

Austin, Texas (July 6, 2017) - EZCORP, Inc. (NASDAQ: EZPW) announced today that it has completed its offering of Convertible Senior Notes due 2024 with a 2.875% coupon and a 30% conversion premium. The company sold $143.75 million aggregate principal amount of notes that will mature on July 1, 2024, inclusive of the initial purchasers’ option to purchase additional notes.
Net proceeds to the company, after transaction costs, were $140.0 million. The net proceeds were used as follows:

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$51.6 million was used to retire the principal, accrued interest and transaction fees on the company’s senior secured credit facility which carried a higher cost of funds including interest and fees in excess of 9%, lowering the company’s overall cash interest expense. The company also terminated the associated undrawn term loan commitment from the credit facility provider.

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$34.4 million was used to repurchase $35 million face value of the existing Cash Convertible Senior Notes due 2019, leaving $195 million of those convertible notes outstanding. The company will also unwind the call options and warrants associated with the repurchased Cash Convertible Notes.

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The remaining $54.0 million increased EZCORP’s cash balance providing additional liquidity for general corporate purposes, including the funding of potential acquisitions. The company is in various levels of discussion regarding a number of acquisition opportunities in the U.S., Canada, and Latin America, and has entered into a non-binding letter of intent to acquire pawnshops in Latin America. At this time, there can be no assurance that the Company will complete any of those potential acquisitions.

Stuart Grimshaw, EZCORP’s Chief Executive Officer, stated: "This unsecured convertible note offering strengthened our balance sheet and liquidity, and locks in an attractive fixed interest rate for a seven-year term. We used the proceeds to retire all remaining obligations under our secured credit facility which had a far higher cost of funds, retired $35 million of our existing Cash Convertible Notes, and have additional capital to potentially add to EZCORP’s earnings capacity as the company considers attractive acquisition opportunities.”
About EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico. We also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers. EZCORP is a member of the Russell 2000 Index, S&P SmallCap 600 Index, and S&P 1000 Index.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based upon the company’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including statements regarding strengthening balance sheet and liquidity, fixed interest rate attractiveness, earnings capacity and acquisition opportunities are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in operating risks, liquidity risks, legislative developments and other risk factors and known trends and uncertainties as described in the company’s annual, quarterly and other periodic reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the company’s actual results and plans could differ materially from those expressed in the forward-looking statements. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:
Jeff Christensen
Vice President, Investor Relations
Email: jeff_christensen@ezcorp.com
Phone: (512) 437-3545